Fansteel Inc.
          Number One Tantalum Place
          North Chicago, Illinois  60064



          Proxy Statement



          SOLICITATION OF PROXIES

            This Statement is furnished in connection with the solicitation of Proxies on behalf of the Board of Directors ("Board") of Fansteel Inc. (the "Company") to be voted at the Annual Meeting of Stockholders, including any and all adjournments thereof, to be held on April 23, 1997.

            If the enclosed Proxy is executed and returned it will be voted in accordance with the specifications thereon, and if there are no specifications thereon, it will be voted in accordance with the proposals recommended by the Board. The only business which the Board intends to present, or knows that others will present, at the Annual Meeting, is specified in the accompanying notice of the meeting. If, however, any other matters properly come before the meeting for action, it is intended that the persons named in the enclosed form of Proxy will vote the same in accordance with their best judgment on such matters.

            The enclosed Proxy may be revoked at any time insofar as it has not been exercised.

            The enclosed proxy material is being mailed to stockholders before March 21, 1997. The cost of preparing, assembling and mailing the enclosed proxy material will be paid by the Company.


          VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

            On February 24, 1997, the record date for determination of stockholders entitled to notice of and to vote at said Annual Meeting, the Company had outstanding 8,598,858 shares of Common Stock, each of which is entitled to one vote.

            The persons owning beneficially 5% or more of the Company's outstanding Common Stock as of February 24, 1997, and the stock ownership of all the Officers and Directors of the Company as a group as of that date are as follows:

                                      Amount







     Name and Address of              Beneficially               Percent
     Beneficial Owner                 Owned                      of Class

     T. M. Evans                      4,050,786 (1)              47.11%
     500 Round Hill Road
     Greenwich, CT  06831

     R. B. Haave Associates, Inc.       929,300                  10.81%
     36 Grove Street
     New Canaan, CT  06840

     Dimensional Fund Advisors Inc.     614,951                   7.15%
     1299 Ocean Avenue
     11th Floor
     Santa Monica, CA  90401

     The TCW Group, Inc.                542,600                   6.31%
     865 South Figueroa Street
     Los Angeles, CA  90017

     All Officers and Directors as       17,616                    .20%
     a group
     (3 persons)


          (1) These shares do not reflect 15,116 shares the beneficial ownership of which is held on behalf of B. B. Evans, wife of T.
          M. Evans.


          NOMINEES FOR ELECTION AS DIRECTORS

            Unless the stockholder has exercised the right to withhold such vote for any nominee, the persons named in the enclosed Proxy will vote in favor of the election of all of the six nominees named below as Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected. If, as a result of circumstances not known or unforeseen, any nominee shall be unavailable to serve as a Director, Proxies will be voted for the election of such other person or persons as the Board may select. The following table sets forth pertinent information with respect to such nominees, including their principal business experience and shares of the Company's Common Stock beneficially owned by them, directly or indirectly, on February 24, 1997.

                                                Year in
                                                Which
                                                First      Shares of
                                                Became     Common
                                                Director   Stock
                           Principal Business   of         Owned
                           Experience and       the        Beneficial Percent
     Name            Age   Other Information    Company    ly         of Class







     B. B. Evans     73    Mrs. Evans is a      1983       15,116 (1) 0.18%
                           Director of HBD
                           Industries, Inc.

     R. S. Evans     53    Chairman of the      1982       -          -
                           Board and Chief
                           Executive Officer of
                           Crane Co. and Medusa
                           Corporation for the
                           past five years, and
                           a Director of HBD
                           Industries, Inc.  He
                           is a son of T. M.
                           Evans.

     T. M. Evans,    59    Mr. Evans has        1986       -          -
     Jr.                   engaged in personal
                           investments since
                           1988.  Mr. Evans is
                           a Director of HBD
                           Industries, Inc.  He
                           is a son of T. M.
                           Evans.

     W. D. Jarosz    44    Mr. Jarosz is and    1995       _          _
                           has been Chairman of
                           the Board, President
                           and Chief Executive
                           Officer since April,
                           1996, President and
                           Chief Executive
                           Officer of the
                           Company from June,
                           1995 to April, 1996
                           and was President
                           and Chief Operating
                           Officer from
                           February, 1995 to
                           June, 1995.  From
                           December, 1992 to
                           February, 1995, Mr.
                           Jarosz managed the
                           Company's
                           Plantsville, CT
                           operation and prior
                           to December, 1992,
                           he held the position
                           of General Manager
                           at a number of
                           companies within HBD
                           Industries, Inc.

     J. S. Petrik    67    Mr. Petrik is Vice   1985       2,000      less than
                           President and                              0.1%







                           Director, Retired,
                           Turner Broadcasting
                           System, Inc. From
                           1992 to 1996 he was
                           Consultant, New
                           Technologies, Turner
                           Broadcasting System,
                           Inc.

     P. J. Kalis     47    Mr. Kalis has been a 1996       -          -
                           partner in the law
                           firm Kirkpatrick &
                           Lockhart LLP for the
                           past eleven years


            Each of the above-named persons has continuously served as a Director of the Company since the year shown in the table.

          (1) Does not include 4,050,786 shares of Common Stock held by T.
          M. Evans, husband of B. B. Evans. Mrs. Evans disclaims any beneficial interest in the above mentioned shares.

            During 1996 there were eight Board meetings. Each Board member attended at least 75% of the meetings of the Board. In addition, each member of both the Audit Committee and the Compensation and Nominating Committee attended all of the meetings held.

            Messrs. T. M. Evans, Jr., and J. S. Petrik were members of the Audit Committee from January 1, 1996 through December 31, 1996. Mr. C. J. Queenan, Jr. (Chairman) was a member of the Audit Committee from January 1, 1996 until his resignation, effective August 14, 1996. Mr. P. J. Kalis was appointed as a member and Chairman of the Audit Committee September 24, 1996 and served through December 31, 1996. The Committee held two meetings during the year 1996. The Committee reviews the scope and results of the audit and proposes appointment of the auditors subject to the approval of the Board and ratification of the stockholders. The Committee also reviews the Company's system of internal controls and procedures with the auditors and the rendering of non-audit services by the auditors. Messrs. R. S. Evans (Chairman) and J.
          S. Petrik were members of the Compensation and Nominating Committee from January 1, 1996 through December 31, 1996. Mr. C.
          J. Queenan, Jr. was a member of the Committee from January 1, 1996 until his resignation, effective August 14, 1996. Mr. P. J. Kalis was appointed to the Compensation and Nominating Committee September 24, 1996 and served through December 31, 1996. The Committee held two meetings in 1996, and reviewed all matters relating to executive compensation.

            During 1996 the Company retained the law firm of Kirkpatrick & Lockhart, of which firm Mr. Queenan was a Senior Counsel and Mr. Kalis was a Partner.







          COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

          SUMMARY COMPENSATION TABLE

                                   Annual Compensation

     Name &                                                         All Other
     Principal                                                      Compensation
     Position         Year   Salary       Bonus        Other        (1)

     William D.       1996   $212,653     $40,000      $24,181      $5,316
     Jarosz           1995    164,366      40,000        3,002       2,799
     Chairman of the  1994     80,366           0          454       6,060
     Board,
     President and
     Chief Executive
     Officer

     Michael J.       1996    178,423      30,000        1,399       6,253
     Mocniak          1995    169,077      30,000          880       2,821
     Vice President,  1994    150,508      19,000          717       4,314
     Secretary and
     General Counsel

     R. Michael       1996    166,846      30,000        1,813       5,905
     McEntee          1995    154,077      30,000        1,883       2,596
     Vice President   1994    135,878      19,000        1,800       3,894
     and Chief
     Financial
     Officer



          (1) Amounts of All Other Compensation are amounts contributed or
          accrued for fiscal years 1996,   1995 and 1994 under the
          Company's Savings and Profit Sharing Plan.



          PENSION PLAN TABLE

                                        Years of Service
     Remuneration         15         20         25         30         35

     $125,000             $32,321    $38,095    $43,869    $49,643    $55,417
      150,000              39,071     46,095     53,119     60,143     67,167
      175,000              40,961     48,335     55,709     63,083     70,457
      200,000              42,311     49,935     57,559     65,183     72,807
      225,000              43,661     51,535     59,409     67,283     75,157
      250,000              44,247     52,229     60,211     68,193     76,176
      300,000              44,247     52,229     60,211     68,193     76,176
      400,000              44,247     52,229     60,211     68,193     76,176
      500,000              44,247     52,229     60,211     68,193     76,176








            The Fansteel Consolidated Employee Pension ("Plan") provides benefits to the executive officers of the Company as well as salaried and hourly employees. The annual benefit is calculated using the employee's salary, overtime pay, commissions and bonus payments as covered compensation. This covered compensation is essentially identical to the compensation reported in the Summary Compensation Table.

            The Plan provides benefits upon retirement at age 65 based upon years of service and compensation. Messrs. W.D. Jarosz, M.J. Mocniak, and R.M. McEntee have 3, 14, and 17 years of credited service, respectively, under the Plan.

            Annual pension benefits payable under the Plan, at age 65, based on an annuity for ten years certain and for life thereafter, are equal to 1.8% of the employee's average annual compensation for each of his first 15 years of credited service, plus 1.0% of his average annual compensation for each year of credited service after the 15th year less .325% of the lesser of the employee's average compensation for the three years prior to retirement or the average of the taxable wage basis under the Social Security Act for each calendar year during the 35-year period ending with the year the employee attains Social Security retirement age multiplied by the lesser of the employee's actual years of credited service or 35. The amounts in the table have been reduced by the offset.

            The standard arrangement with the Directors provides for Directors' fees in the amount of $20,000 per year, $500 per board meeting attended, $1,000 per committee meeting attended, and $3,000 per year for serving as a committee chairman.

            Prior to the formation of the Compensation and Nominating Committee on January 26, 1993, all decisions regarding executive compensation were made by the entire Board. Any officer and employee of the Company who was a member of the Board participated in deliberations of the Board during the last completed fiscal year concerning executive officer compensation.

          REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

            The Compensation and Nominating Committee of the Company reviews all matters relating to executive compensation and reports its actions and recommendations to the Board of Directors.

            The Company's policy on executive officer compensation is to provide compensation which enables the Company to attract and retain a highly qualified complement of executive officers who will enhance shareholder value by optimizing the profitability of the Company's manufacturing operations and maintaining sound, conservative fiscal policies. The Company's compensation package for 1996 consisted of three parts: base salary, a potential annual bonus and equity-related compensation.

            Base Salary. Base salaries are set near the median for similarly-sized businesses competing in the same or similar industries as the Company. The sources of comparisons are publications dealing with executive compensation. The information reported in those publications does not usually reveal the identity of the companies which are the subject of the reports. The companies which are the basis of that information, accordingly, are not necessarily those which comprise the peer group for comparison of shareholder returns. By pegging salaries at a median level, the Company believes that it can attract and retain the caliber of executive officer desired.

            Incentive Compensation. During 1995 and previous years, annual bonuses were specifically related to corporate performance as evaluated by the Committee. The factors that have been considered in determining whether a bonus would be paid and, if so, in what amount, were the Company's income before taxes, inventory turns, return on investment and speed of collection of accounts receivable. These incentive compensation criteria were designed to maximize the return to the Company's shareholders while maintaining liquidity for expanding existing businesses or acquiring new ventures. In determining the bonuses of the executive officers other than the Chief Executive Officer, additional factors such as the relative performance of the particular officer's area of functional responsibility and the individual officer's past performance and future potential were considered.

            On January 23, 1996, the Committee approved a bonus plan for 1996 in which the executive officers participate. This new plan was designed to strengthen the performance-related nature of the Company's incentive compensation program by providing a more formal and objective plan structure and tying incentive pay more closely to performance measures that closely reflect stockholders' interests. The plan is based upon improvement in economic value added (EVA). EVA is the difference between the return on capital and the cost of that capital multiplied by the amount of capital invested. The key factors utilized in calculating bonuses under the new plan are the Company's cost of capital, return on capital, capital employed, and net operating profit after tax.

            Under the new plan, the Committee determines the portion of an available bonus pool which would be paid to executive officers. The total amount of the available pool is calculated by comparing the current year's EVA with the prior year's EVA. If the prior year's EVA was negative, the bonus pool will be 25% of the difference. If the prior year's EVA was positive, the bonus pool will be 15% of the difference plus 6% of any positive EVA. The portion of the bonus pool awarded by the Committee to an executive officer will be added to an accrual account for such executive officer and one-third of the account balance will be paid out in cash to him. The accrual account balance can be reduced for years in which there is a decline in EVA. The Committee will determine each executive officer's award from the bonus pool based upon his relative performance for the year as well as his relative performance compared to the other officers. The Committee has the discretion to adjust the awards during the initial years of the plan to prevent any material discrepancies from awards under the prior bonus award format. For 1996, as reported in the accompanying Summary Compensation Table, bonuses were awarded to executive officers of the Company in accordance with the new plan. The Committee adjusted the awards upward by reducing the balance of the accrual accounts carried forward into subsequent years in order to prevent a material discrepancy from awards under the prior bonus format.

            Equity-Related Compensation. The Board of Directors established the Stock Appreciation Rights Plan (the "SAR Plan") in 1989. The Company utilizes stock appreciation rights for executive officers to provide longer-term performance-related incentives that link their rewards directly to shareholder gains. Awards under that SAR Plan are designed to provide officers and key employees with the long-term incentive to continue and increase their efforts to improve the operating results of the Company and thereby the value of the common stock. No stock appreciation rights were granted to any officer or employee in 1996.

            On February 18, 1996, the Board approved a long-term incentive plan, subject to ratification by the stockholders of the Company at the 1996 Annual Meeting. The plan was designed to enable the Company to offer competitive equity-based compensation packages to executives, provide the Company flexibility in designing equity-based compensation programs to suit current needs and offer a vehicle for providing long-term, performance-based compensation to supplement the Company's existing programs. The plan was submitted to the stockholders for ratification at the Annual Meeting held on April 24, 1996; however, it was not ratified and was not implemented.

            Chief Executive Officer Compensation. William D. Jarosz was elected President and Chief Operating Officer of the Company in February 1995. Keith R. Garrity was Chairman of the Board until his death in June 1995, at which time Mr. Jarosz was elected President and Chief Executive Officer. Mr. Jarosz was elected Chairman of the Board, President and Chief Executive Officer in April, 1996.

            Mr. Jarosz's base salary was initially set at a level below that which Mr. Garrity had been receiving, and his salary was not increased in 1995 when he assumed the duties of Chief Executive Officer. Mr. Jarosz's base salary was increased in April, 1996 by 31.4% based upon his performance and in order to bring his salary in line with the criteria established by the Committee for the base salary for the Chairman of the Board, President and







          Chief Executive Officer as described previously in this Report. Mr. Jarosz received a bonus for 1995 and 1996 based upon the attainment of performance objectives as determined by the Committee in accordance with the incentive compensation plan in effect at the time.

            Other Matters. On January 15, 1996, the Board of Directors directed that the Company enter into a Change in Control Agreement with each of the three executive officers which provides appropriate protections to such executives in the event of a change in control of the Company. Such Agreements are intended to ensure that the Company be able to receive and rely upon the advice of key executives with respect to a possible change in control without concern that they may be distracted by the personal uncertainties and risks created by the possibility of a change in control. A detailed summary of the Change in Control Agreements is set forth in this Proxy Statement in the section entitled "Change in Control Agreement."

            The Company does not anticipate that it will be affected in the near future by Section 162(m) of the Internal Revenue Code, which imposes an annual limit of $1,000,000 per person on the federal income tax deduction for executive compensation. If the Company should determine that this limitation might impact the Company, the Company would likely take the necessary steps to bring its compensation programs into compliance with Section 162(m) so that non-deductibility would be avoided.


          R. S. Evans, Chairman of the Committee
          P. J. Kalis
          J. S. Petrik



           The Company compares its total shareholder return in the following performance graph with the MG Industry Group 012 - Aerospace Components as well as the MG Industry Group 301 - Metals Fabrication. The Company began comparing its shareholder returns in 1994 with MG Industry Group 301 - Metals Fabrication as a better measure of the overall business of the Company and because of the reduced concentration of the Company's sales in the aerospace components market in 1994 as compared to previous years.


          Graph submitted under separate cover of Form SE.



          CHANGE IN CONTROL AGREEMENT

          On January 15, 1996, the Board of Directors approved a Change in Control Agreement (the "Agreement" or "Agreements") with each of the three current officers named in the summary compensation table. The purpose of the Agreement is to reenforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control. These Agreements provide that each officer is entitled to certain benefits (the "Severance Benefits") in the event that a change in control of the Company, as that term is defined in the Agreement and summarized below, shall occur and within two years after the change in control either of the following shall occur: (i) an involuntary termination of the officer's employment with the Company without Cause as that term is defined in the Agreements and summarized below; or (ii) a voluntary termination of the officer's employment with the Company for Good Reason, as that term is defined in the Agreements and summarized below.

           The Severance Benefits include: (i) a lump sum severance payment within thirty days of the effective date of termination equal to
          2.99 times the sum of his annual salary and average bonus; (ii) a payment equal to the officer's unpaid salary, accrued but unused vacation pay and earned but unpaid bonuses, all other cash entitlements through the effective date of termination and (iii) an amount equal to the aggregate amount of matching contributions that would be credited to the officer under the Fansteel Savings and Profit Sharing Plan (the "Plan") for the three years following the effective date of termination. In addition, for a period of eighteen months, the Company must continue to provide all welfare benefits, including medical, dental, vision, life and disability benefits pursuant to plans under which the officer and/or his family were entitled to participate at the same levels and same costs to the officer as existed at the date of the change in control.

            If tax counsel selected by the Company and reasonably acceptable to the officer determines that any portion of any payment under the Agreement would constitute an "excess parachute payment" as defined in the Internal Revenue Code, then the payments to be made to the officer shall be reduced (but not below zero) such that the value of the aggregate payments that the officer is entitled to receive under the Agreement and any other agreement, plan or program of the Company, shall be one dollar ($1.00) less that the maximum amount of payments which the officer may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code.

            Under the Agreements, certain terms are defined which are summarized as follows: Change in control is deemed to occur upon
          (i) the acquisition (other than from the Company) by any person or group of 30% or more of the outstanding common stock or voting securities of the Company, other than by a Company benefit plan or where the acquiror has substantially similar ownership as the Company; (ii) a significant change in the Company's Board of Directors not approved by the incumbent Board or a stockholder owning in excess of 40% of the Company's common stock on the date of the agreement; (iii) shareholder approval of certain significant reorganizations, mergers and similar transactions involving the Company; or (iv) shareholder approval of a complete liquidation or dissolution of the Company or the sale of 60% or more by value of the Company's assets. Cause includes: (i) conviction or plea of no contest to a felony or a misdemeanor involving moral turpitude; (ii) dishonesty or breach of trust by the officer which is injurious to the Company; or (iii) willful misconduct by the officer in the performance of his duties. The term Good Reason includes: (i) a material reduction in the officer's duties, authorities and responsibilities; (ii) a relocation of the officer place of work by more than 35 miles;
          (iii) a material reduction of the officer's compensation or benefits; or (iv) failure to obtain a successor's assumption of the Company's obligations under the Agreement or a purported termination of the officer not in accordance with the Agreement.


          SELECTION OF AUDITORS

            The Board, upon recommendation of the Audit Committee, favors ratification of the appointment of Ernst & Young LLP, Certified Public Accountants, as auditors for the Company for the year ending December 31, 1997. Representatives of Ernst & Young LLP are expected to attend the meeting; they will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

          STOCKHOLDER PROPOSALS

            In the event a stockholder desires to make a proposal for the Company's Annual Meeting scheduled for April 22, 1998, the proposal must be submitted to the Secretary of the Company by November 20, 1997.

          FORM 10-K ANNUAL REPORTS

            The Company will furnish to any stockholder upon request and without charge a copy of the Company's Annual Report on Form 10-K for the year 1996. Requests for said Report must be in writing and directed to the attention of the Secretary of the Company at the address set forth in the Notice of Meeting immediately preceding this Proxy Statement, and must contain a representation by the person requesting said Report that such person was the beneficial owner of securities of the Company on February 24, 1997.

            Stockholders who do not expect to attend the meeting in person are urged to vote, date, sign and return the enclosed Proxy in the enclosed self-addressed envelope, which requires no postage if mailed in the United States.

                                                 By order of the Board of
          Directors,







                                                  W. D. Jarosz
                                                   Chairman of the Board,
                                                   President and Chief
                                                   Executive Officer

          March 17, 1997